U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 4
                                 AMENDMENT
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

                               Jeffrey W. Ubben
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(Last)                             (First)                             (Middle)

          ValueAct Capital, One Maritime Plaza, Suite 1400
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(Street)

San Francisco                        CA                                   94111
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(City)                            (State)                                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

                    Martha Stewart Living Omnimedia, Inc. (MSO)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Day/Year

                                March 31, 2003
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5. If Amendment, Date of Original (Month/Day/Year)

                                April 2, 2003
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                              [X] 10% Owner
   [_] Officer (give title below)            [_] Other (specify below)
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7. Individual or Joint/Group Filing (Check applicable line)

[ ] Form filed by one Reporting Person
[X] Form filed by more than one Reporting Person
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===============================================================================

Table I -- Non-Derivative Securities Acquired, Disposed of,
or Beneficially Owned
=====================================================================


                                                                                                          6.
                                                           4.                       5.                    Owner-
                                                           Securities Acquired (A)  Amount of             ship
                                              3.           or Disposed of (D)       Securities            Form:     7.
                                              Transaction  (Instr. 3, 4 and 5)      Beneficially          Direct    Nature of
                   2.           2A. Deemed    Code         ------------------------ Owned Following       (D) or    Indirect
1.                 Transaction  Execution     (Instr. 8)                (A)         Reported Transaction  Indirect  Beneficial
Title of Security  Date         Date, if any  ------------    Amount    or   Price  (Instr. 3             (I)       Ownership
(Instr. 3)         (mm/dd/yy)   (mm/dd/yy)    Code      V               (D)         and 4)               (Instr.4) (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Common Stock      03/31/03                   A (1)      V     1,309.4     A   $8.21   4,220,097.78           D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock      03/31/03                   J (2)      V     1,309.4     D   $0.00   4,220,097.78           I (3)    (3)
================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                            (Over)
                                       SEC 1474 (3-00)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
==============================================================================

                                                                                                             10.
                                                                                                   9.       Owner-
                                                                                                   Number   ship
                                                                                                   of       Form
             2.                                                                                    Deriv-   of
             Conver-                    5.                             7.                          ative    Deriv-   11.
             sion                       Number of                      Title and Amount            Secur-   ative    Nature
             or                         Derivative   6.                of Underlying      8.       ities    Secur-   of
             Exer-             4.       Securities   Date              Securities         Price    Bene-    ity:     In-
             cise     3.       Trans-   Acquired (A) Exercisable and   (Instr. 3 and 4)   of       ficially Direct   direct
             Price    Trans-   action   or Disposed  Expiration Date   ----------------   Deriv-   Owned    (D) or   Bene-
1.           of       action   Code     of(D)        (Month/Day/Year)             Amount  ative    at End   In-      ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,   ----------------             or      Secur-   of       direct   Owner-
Derivative   ative    (Month/  8)       4 and 5)     Date     Expira-             Number  ity      Month    (I)      ship
Security     Secur-   Day/     ------   ------------ Exer-    tion                of      (Instr.  (Instr.  (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code V    (A)   (D)   cisable  Date     Title      Shares  5)       4)       4)       4)
--------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
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

Explanation of Responses:

(1) Received as Jeffrey W. Ubben's compensation for services as a director and paid in stock pursuant to the Issuer's Non-Employee Director Stock and Option Compensation Plan.

(2) Jeffrey W. Ubben transferred the reported stock to ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P. and ValueAct Capital International, Ltd. in transactions not involving any consideration.

(3) The reported stock is owned directly by ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P. and ValueAct Capital International, Ltd. and indirectly by VA Partners, LLC as general partner of ValueAct Capital Partners, L.P. and ValueAct Capital Partners II, L.P. as the investment adviser of ValueAct Capital International, Ltd. Jeffrey W. Ubben is a director of Martha Stewart Living Omnimedia, Inc. and Managing Member of
VA Partners, LLC, the General Partner of ValueAct Capital Partners, L.P.
and ValueAct Capital Partners II, L.P. and the investment adviser of ValueAct Capital International, Ltd. Peter H. Kamin and George F. Hamel are Managing Members of VA Partners, LLC, the General Partner of ValueAct Capital
Partners, L.P. and ValueAct Capital Partners II, L.P. and investment adviser of ValueAct Capital International, Ltd. The reporting persons disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

VALUEACT CAPITAL PARTNERS, L.P., BY
VA PARTNERS, L.L.C., ITS GENERAL PARTNER

By: /s/ George F. Hamel, Jr.                          04/09/03
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person

VALUEACT CAPITAL PARTNERS II, L.P., BY
VA PARTNERS, L.L.C., ITS GENERAL PARTNER

By: /s/ George F. Hamel, Jr.                          04/09/03
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person

VALUEACT CAPITAL INTERNATIONAL, LTD., BY
VA PARTNERS, L.L.C., ITS INVESTMENT MANAGER

By: /s/ George F. Hamel, Jr.                          04/09/03
   -----------------------------------------       ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person


VA PARTNERS, L.L.C.


By: /s/ George F. Hamel, Jr.                          04/09/03
   ------------------------------------------      ----------------
   George F. Hamel, Jr.                                Date
   Managing Member
   **Signature of Reporting Person


By: /s/ Jeffrey W. Ubben				 	04/09/03
   -----------------------------------------       ----------------
   Jeffrey W. Ubben                                    Date
   **Signature of Reporting Person


By: /s/ George F. Hamel, Jr.                         04/09/03
   ------------------------------------------      ----------------
   George F. Hamel, Jr.                                Date
   **Signature of Reporting Person


By: /s/ Peter H. Kamin                               04/09/03
---------------------------------------------      -----------------
   Peter H. Kamin                                      Date
   **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Joint Filer Information

Name: ValueAct Capital Partners, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: Jeffrey W. Ubben
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: March 31, 2003

Name: ValueAct Capital Partners II, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: Jeffrey W. Ubben
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: March 31, 2003


Name: ValueAct Capital International, Ltd.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: Jeffrey W. Ubben
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: March 31, 2003

Name: VA Partners, L.L.C.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: Jeffrey W. Ubben
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: March 31, 2003

Name: George F. Hamel, Jr.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: Jeffrey W. Ubben
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: March 31, 2003

Name: Peter H. Kamin
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: Jeffrey W. Ubben
Issuer and Ticker Symbol: Martha Stewart Living Omnimedia, Inc. (MSO) Date of Event Requiring Statement: March 31, 2003